                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement       [ ]Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          CITIZENS BANKING CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
        (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
        (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
        (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
        (5)  Total fee paid:

-------------------------------------------------------------------------------
        [ ]  Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------
        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)  Amount previously paid:

-------------------------------------------------------------------------------
        (2)  Form, schedule or registration statement no.:

-------------------------------------------------------------------------------
        (3)  Filing party:

-------------------------------------------------------------------------------
        (4)  Date filed:

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





                                                                  March 16, 1998



To The Shareholders:

      The annual meeting of shareholders of Citizens Banking Corporation will be held in the Carriage Hall Room of the Riverfront Hotel, One Riverfront Center West, Flint, Michigan 48502, on Tuesday, April 21, 1998, at 10:00 a.m., local time, in accordance with the provisions of our bylaws.

      You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Therefore, we request that you please date, sign and return your proxy promptly in the enclosed envelope whether or not you plan to attend the meeting. Voting by proxy will not affect your ability to attend the meeting or to change your vote.

                                                   Sincerely yours,



                                                   Charles R. Weeks
                                                   Chairman of the Board

                                              THOMAS W. GALLAGHER
                                              Senior Vice President, General
                                              Counsel and Secretary



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 1998

To the Shareholders of Citizens Banking Corporation:

  Notice is hereby given that the annual meeting of shareholders of Citizens Banking Corporation (the "Corporation") will be held in the Carriage Hall Room of the Riverfront Hotel, One Riverfront Center West, Flint, Michigan 48502, on Tuesday, April 21, 1998, at 10:00 a.m., local time, for the following purposes:

  (1) To elect six (6) Class III directors to serve a three (3) year term and until their successors are duly elected and qualify.

  (2) To consider and approve an amendment to Article III of the Corporation's Restated Articles of Incorporation to increase the total authorized common shares from 40,000,000 shares without par value to 100,000,000 shares without par value.

  (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED AND FOR THE PROPOSAL SET FORTH.

  Shareholders of record of the Corporation's common stock outstanding at the close of business on February 27, 1998 are entitled to notice of and to vote at the meeting.

  You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                          By Order of the Board of Directors



                                          Thomas W. Gallagher
                                          Secretary


Flint, Michigan
March 16, 1998

                          Citizens Banking Corporation
                            328 South Saginaw Street
                             Flint, Michigan  48502

-------------------------------------------------------------------------------
                                PROXY STATEMENT
-------------------------------------------------------------------------------

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Banking Corporation (the "Corporation") to be used at the annual meeting of shareholders of the Corporation and any adjournments thereof. The annual meeting will be held on April 21, 1998 at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders.

  This proxy statement, the proxy, and notice of annual meeting of shareholders are first being provided to shareholders on or about March 16, 1998.

  The shareholders of the common stock of the Corporation ("Common Stock") as of the close of business on February 27, 1998 will be entitled to be present and to vote at the meeting. Each share is entitled to one (1) vote on each matter to be voted upon at the meeting. On February 27, 1998, there were _________ shares of Common Stock outstanding and entitled to vote. The Corporation has no other class of stock issued and outstanding at this time that is entitled to vote at the meeting. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Any proxy may be revoked by the person giving it at any time prior to its being exercised by giving written notice of such revocation to the secretary of the Corporation, by executing a later dated proxy or by voting in person at the annual meeting.

  All share amounts and option exercise prices in this Proxy Statement have been adjusted to reflect the 3-for-2 stock split paid on November 18, 1997 to shareholders of record on October 27, 1997.

  The shares represented by properly executed proxies will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the proposal and the election of the Class III nominees identified herein. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the annual meeting and determining whether the requisite vote is received on the proposal. Although broker non-votes and abstentions are not counted, they will have the effect of a vote against the proposal.

  The costs of soliciting proxies will be borne by the Corporation. The solicitation of proxies will be made primarily by mail. The Corporation has, however, retained the firm of Kissel-Blake Inc., specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $7,500.00 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers, and other employees of the Corporation and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor is any such solicitation expected to result in more than a minimal cost to the Corporation. Arrangements may also be made directly by the Corporation with banks, brokerage houses, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by them and to obtain authorization for the execution of proxies. The Corporation may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

  The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Victor E. George and Edward P. Abbott.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below includes all of the shareholders of the Corporation known by the Corporation to beneficially own more than five percent of its Common Stock as of December 31, 1997. All share amounts reflect the 3-for-2 stock split paid on November 18, 1997 to shareholders of record on October 27, 1997


                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                              BENEFICIALLY
                                                                                                              OWNED AS A
                    COMMON STOCK                                                                              PERCENTAGE
                    BENEFICIALLY                                                                                  OF
NAME AND ADDRESS        OWNED                    INVESTMENT POWER                VOTING POWER                 OUTSTANDING
 OF BENEFICIAL                          -----------------------------      ----------------------------         COMMON
    OWNER                               SOLE       SHARED        NONE      SOLE       SHARED       NONE         STOCK

Citizens Bank
328 S. Saginaw St.
Flint, Michigan
485021(1)             3,888,513       1,258,643  2,451,039     178,831   2,111,311    1,660,016    117,186        13.9%

CenTra, Inc.
12225 Stephens
Warren, Michigan
480892(2)             2,901,808       2,801,599    100,209           0   2,801,599      100,209          0        10.3%


___________________
(1) As sole or co-fiduciary, Citizens Bank will generally vote the shares held by it in trusts or estates in which the indenture creating the same specifically grants such power. Shares held in all other trusts or estates in which the bank acts as co-fiduciary will generally be voted by the other co-fiduciary or by the bank at the direction of such co-fiduciary.

(2) The information furnished for CenTra, Inc. is based upon data which have been supplied to the Corporation by CenTra, Inc. As set forth in the table, CenTra, Inc. shares investment and voting power with respect to 100,209 shares. Such powers are shared with the Manuel J. Moroun Trust under agreement dated March 4, 1977, for the benefit of Manuel J. Moroun.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of the Corporation's Common Stock beneficially owned as of December 31, 1997, together with the percentage of the outstanding shares which such ownership represents, by (i) each director and nominee for election to the board of directors, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation" and (iii) all directors and executive officers of the Corporation as a group. The information with respect to directors and executive officers has been obtained from the respective individuals and is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission") under which a person may be deemed to be the beneficial owner of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within the next 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements. All share amounts reflect the 3-for-2 stock split paid on November 18, 1997 to shareholders of record on October 27, 1997.





                                         COMMON STOCK                                                   COMMON STOCK BENEFICIALLY
                                      BENEFICIALLY OWNED                                                 OWNED AS A PERCENTAGE OF
                                      AS OF DECEMBER 31,     SOLE VOTING AND      SHARED VOTING AND      OUTSTANDING COMMON STOCK
NAME                                         1997           DISPOSITIVE POWER     DISPOSITIVE POWER      AS OF DECEMBER 31, 1997
Edward P. Abbott(1)                          22,147               22,011                    136                  *
Hugo E. Braun Jr.(1)                         24,204               24,204                    - -                  *
Jonathan E. Burroughs II(1)(2)              232,734              228,996                  3,738                  *
Gary O. Clark(3)                            186,259              177,121                  9,138                  *
Joseph P. Day(1)                              5,265                5,265                    - -                  *
John W. Ennest(4)                           279,571              279,571                    - -                  *
Lawrence O. Erickson(1)                     435,359                4,500                430,859                1.6%
Victor E. George(1)                           9,321                9,321                    - -                  *
William J. Hank(5)                          290,343               85,390                204,953                1.0%
Stephen J. Lazaroff                          28,639               25,464                  3,175                  *
William F. Nelson Jr.(1)                     11,478                8,766                  2,712                  *
Wayne G. Schaeffer(6)                       125,577              110,124                 15,453                  *
Gerald Schreiber(7)                          12,222               12,222                    - -                  *
William C. Shedd(1)                          11,849                5,816                  6,033                  *
James E. Truesdell Jr.(1)                    43,263               43,263                    - -                  *
James M. VanTiflin(8)                        75,885               75,885                    - -                  *
Robert J. Vitito(9)                         333,051              262,193                 70,858                1.1%
Ada C. Washington(10)                         1,658                1,658                    - -                  *
Charles R. Weeks(7)                         175,727              169,270                  6,457                  *
Kendall B. Williams(1)                        5,776                4,840                    936                  *
James L. Woloham(7)                          10,550               10,550                    - -                  *
All Directors, Director Nominees          2,746,068            1,968,877                777,191                9.8%
and Executive Officers as a Group
(28)(11)



    * Represents holdings of less than one percent.

    (1) Includes 4,500 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(2)The shares shown for Mr. Burroughs II, include: 42,591 shares held in the Burroughs' Memorial Trust, to which Mr. Burroughs II serves as one of 5 trustees. Mr. Burroughs II disclaims beneficial ownership of such shares.

(3)Includes 74,730 exercisable options to purchase Common Stock.

(4)Includes 195,555 exercisable options to purchase Common Stock.

(5)Includes 3,000 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(6)Includes 93,634 exercisable options.

(7)Includes 1,500 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(8)Includes 66,507 exercisable options to purchase Common Stock.

(9)Includes 216,334 exercisable options to purchase Common Stock.

(10)Includes 825 exercisable options to purchase Common Stock which were granted pursuant to the provisions of the Stock Option Plan for Directors.

(11)The directors, director nominees and executive officers disclaim beneficial ownership of 235,549 of these shares. Also, of the 2,746,068 shares shown as being beneficially owned by such group, 1,022,310 represent exercisable options to purchase Common Stock.

                             ELECTION OF DIRECTORS

         In accordance with the Corporation's restated articles of incorporation, the board of directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes will expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The directors whose terms expire at the 1998 annual meeting of shareholders ("Class III directors") are Stephen J. Lazaroff, William F. Nelson Jr., William C. Shedd, James E. Truesdell Jr., Charles R. Weeks, and Kendall B. Williams. All of the current Class III directors have previously been elected as directors by the shareholders, except Mr. Lazaroff, who was appointed to the board of directors pursuant to the Agreement and Plan of Merger between the Corporation and CB Financial Corporation dated January 27, 1997. The board of directors has nominated each of these individuals for re-election as Class III Directors at the 1998 annual meeting of shareholders. The term for the Class III directors will expire at the 2001 annual meeting of shareholders or upon the election and qualification of their successors. If any of the nominees should be unable to serve, the proxies may be voted for the election of such other person or persons as the board of directors may recommend or the number of directors will be automatically reduced by the number of nominees unable to serve if no substitute is recommended by the board of directors.

         Six nominees will be elected as Class III directors at the 1998 annual meeting of shareholders. On the basis of information presently available to the board of directors, only the six persons named above as nominees will be nominated for election as directors. SHARES REPRESENTED BY PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES UNLESS A CONTRARY DIRECTION IS INDICATED. The affirmative vote of a majority of the votes cast at the meeting is required for election. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

         The name and age of each nominee and incumbent director, positions and offices currently held with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.



                                   CLASS III
                       NOMINEES TO SERVE THREE (3) YEARS



                                                                                        BUSINESS EXPERIENCE DURING THE
                                                                                         PAST FIVE YEARS, DIRECTORSHIPS
                                                                          SERVED          IN CERTAIN CORPORATIONS, AND
                                                                       CONTINUOUSLY      PRINCIPAL OCCUPATION IF OTHER
                                        POSITIONS AND OFFICES WITH     AS A DIRECTOR       THAN CURRENT POSITION WITH
       NAME                   AGE    CORPORATION AND ITS SUBSIDIARIES  OF CORPORATION   CORPORATION AS ITS SUBSIDIARIES

 Stephen J. Lazaroff            44     Director of Corporation.              1997      President, Diversified Precision
                                                                                       Products, Inc., a special
                                                                                       cutting tool manufacturer
                                                                                       serving the automotive and
                                                                                       hydraulic fittings industries.

 William F. Nelson Jr.          64     Director of Corporation.              1986      President, Director, and Owner,
                                                                                       William F. Nelson Electric,
                                                                                       Inc., an electrical contractor
                                                                                       for commercial and industrial
                                                                                       businesses.

 William C. Shedd               58     Director of Corporation and           1982      Attorney and Partner,
                                       Director of Citizens Bank.                      Winegarden, Shedd, Haley,
                                                                                       Lindholm & Robertson.

 James E. Truesdell Jr.         67     Director of Corporation and           1982      President-Secretary, J. Austin
                                       Director of Citizens Bank.                      Oil Company of Flint, Inc., an
                                                                                       investment and real estate
                                                                                       development firm.

 Charles R. Weeks               63     Chairman of the Board of              1982      Retired President and Chief
                                       Corporation and Director of                     Executive Officer of the
                                       Citizens Bank.                                  Corporation; Director, Wolohan
                                                                                       Lumber Co.

 Kendall B. Williams            45     Director of Corporation and           1992      Attorney and Counselor,
                                       Director of Citizens Bank.                      The Williams Firm, P.C.
                                                                                       Previously an attorney with
                                                                                       Gault Davison, P.C. from January 1980
                                                                                       to September 1997

                                    CLASS I
                  CONTINUING DIRECTORS - TERM EXPIRING IN 1999

                                                                                   BUSINESS EXPERIENCE DURING THE
                                                                                   PAST FIVE YEARS, DIRECTORSHIPS
                                                                      SERVED       IN CERTAIN CORPORATIONS, AND
                                                                   CONTINUOUSLY     PRINCIPAL OCCUPATION IF OTHER
                                   POSITIONS AND OFFICES WITH      AS A DIRECTOR     THAN CURRENT POSITION WITH
       NAME               AGE   CORPORATION AND ITS SUBSIDIARIES   OF CORPORATION  CORPORATION AS ITS SUBSIDIARIES
 Edward P. Abbott          58   Director of Corporation and            1982        President and Chief Executive
                                Director of Citizens Bank.                         Officer, Abbott's Meat, Inc., a
                                                                                   wholesale and retail meat
                                                                                   distributor.

 Hugo E. Braun Jr.         65   Director of Corporation and            1986        Attorney & Partner, Braun
                                Director of Citizens Bank.                         Kendrick Finkbeiner; Director,
                                                                                   Wolohan Lumber Co.

 Jonathan E.               55   Director of Corporation.               1986        President, JEB Enterprises, an
     Burroughs II                                                                  investment consulting firm.

 Lawrence O. Erickson      62   Director of Corporation and            1993        Chief Executive Officer, Four-Way
                                Director of Citizens Bank.                         Tool & Die, Inc., an engineering
                                                                                   consulting firm for metal
                                                                                   stamping fabrication and tool
                                                                                   manufacturing.

 William J. Hank           65   Director of Corporation and            1987        Chairman and Chief Executive
                                Director of Citizens Bank -                        Officer, Farnham Investments
                                Illinois, N.A.                                     Group; Retired Executive Vice
                                                                                   President of the Corporation;
                                                                                   Retired Chairman of the Board,
                                                                                   Citizens Bank - Illinois, N.A.
Robert J. Vitito           55   President, Chief Executive             1991
                                Officer and Director of
                                Corporation; Chairman of the
                                Board, President and Chief
                                Executive Officer of Citizens
                                Bank.

                                    CLASS II
                  CONTINUING DIRECTORS - TERM EXPIRING IN 2000



                                                                              BUSINESS EXPERIENCE DURING THE
                                                                              PAST FIVE YEARS, DIRECTORSHIPS
                                                                                IN CERTAIN CORPORATIONS, AND
                        POSITIONS AND OFFICES          SERVED CONTINUOUSLY     PRINCIPAL OCCUPATION IF OTHER
                        WITH CORPORATION AND           AS A DIRECTOR OF         THAN CURRENT POSITION WITH
      NAME         AGE  ITS SUBSIDIARIES               CORPORATION            CORPORATION AND ITS SUBSIDIARIES
Joseph P. Day      58   Director of Corporation              1992            President, Banner Engineering &
                        and Director of Citizens Bank.                       Sales, Inc., a combustion
                                                                             engineering and manufacturing
                                                                             firm.

John W. Ennest     55   Vice Chairman of the                 1991
                        Board, Chief Financial
                        Officer, and Treasurer
                        of Corporation; Vice
                        Chairman of the Board
                        and Chief Financial
                        Officer, Citizens Bank;
                        Chairman of the Board,
                        Citizens Bank -
                        Illinois, N.A.

Victor E. George   66   Director of Corporation              1982            Chairman of the Board, Victor
                        and Director of                                      George Oldsmobile, Inc., an
                        Citizens Bank.                                       automobile dealership.

Gerald Schreiber   63   Director of Corporation.             1997            Vice President - Sales,
                                                                             Royalite Co., an electrical
                                                                             wholesale distributor.

Ada C. Washington  47   Director of Corporation              1997            Community Volunteer.
                        and Director of
                        Citizens Bank.

James L. Wolohan   46   Director of Corporation              1997            Chairman, President and Chief
                        and Director of                                      Executive Officer of Wolohan
                        Citizens Bank.                                       Lumber Co., a retailer of
                                                                             lumber, building materials and
                                                                             home improvement products;
                                                                             Director, Jacobson Stores, Inc.

                             MEETINGS OF DIRECTORS

         During calendar year 1997, 4 regular meetings and 4 special meetings of the board of directors of the Corporation were held. During such period, all incumbent directors attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by the committees on which they serve.


                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Corporation has several committees on which members of the board of directors serve, including an audit committee, a compensation and benefits committee, and a directors nominating committee. The audit committee meets quarterly and on call when needed, and the compensation and benefits committee and directors nominating committee meet on call.

         The AUDIT COMMITTEE met 4 times during 1997 and is currently comprised of the following outside directors: James E. Truesdell Jr., chairman; Edward
P. Abbott; Joseph P. Day; William F. Nelson Jr.; and Gerald Schreiber. The responsibilities of the committee include oversight of the internal accounting controls for and internal audit function of the Corporation and its subsidiaries; recommending to the board of directors the independent auditors to be retained to conduct the annual audit of the Corporation; reviewing the annual audit plan with the independent auditors and the internal auditors; serving as the Compliance Review Committee pursuant to the provisions of the Corporation's compliance policy; and reviewing the financial results and the results of the internal and independent audits of the Corporation.

         The COMPENSATION AND BENEFITS COMMITTEE met 7 times during 1997 and is currently comprised of the following directors: Hugo E. Braun Jr., chairman; Lawrence O. Erickson; Victor E. George; James E. Truesdell Jr.; and Kendall B. Williams. The responsibilities of the committee include approval of all aspects of corporate executive compensation and administration of the Corporation's compensation and benefits plans.

         The DIRECTORS NOMINATING COMMITTEE met 1 time during 1997 and is currently comprised of the following directors: Charles R. Weeks, chairman; Hugo E. Braun Jr.; Jonathan E. Burroughs II; Victor E. George; and Robert J. Vitito. The responsibilities of the committee are: to determine a desirable balance of expertise among board members; to identify qualified candidates to fill board positions; to provide aid in attracting qualified candidates to the board of directors; to recommend the slate of director nominees to the board of directors for inclusion in the Corporation's proxy statement for election by the shareholders at the annual meetings; to consider director nominees proposed by shareholders; and to handle such other matters as may be properly delegated to the committee by the board of directors. Shareholders proposing director nominees at any annual meeting of shareholders shall provide written notice in accordance with the bylaws of such intention to the secretary of the Corporation at least ninety days prior to an annual shareholders meeting for which such nominations are proposed and with respect to an election to be held at a special meeting of shareholders, such notices must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

                           COMPENSATION OF DIRECTORS

         During 1997, directors of the Corporation (with the exception of Mr. Weeks who has a separate arrangement as described below) were paid an annual retainer of $6,000 plus the sum of $900 for attendance at each meeting of the board of directors. Non-officer directors were paid $600 for each committee meeting attended with the exception of the committee chairpersons who were paid $900. Committee member directors who are also employees of the Corporation do not receive fees for committee meeting attendance.

         The Corporation also maintains the Stock Option Plan for Directors. Annually during the ten year term of the Plan, each nonemployee director serving on the board of directors immediately following the annual meeting of shareholders will receive an automatic grant of a non- qualified stock option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the date of the annual meeting of shareholders. Each such option will become exercisable six months following the grant date and expire five years after grant. On April 15, 1997, pursuant to the Plan, nonemployee directors received a stock option grant to purchase 1,500 shares of Common Stock of the Corporation at an exercise price of $20.75 per share.

         In April 1996, the Corporation entered into a contractual arrangement with Mr. Weeks, pursuant to which he agreed to serve as chairman of the board of the Corporation and as chairman of the executive and nominating committees of the Corporation's board of directors. Pursuant to such arrangement, Mr. Weeks is currently paid an annual fee of $206,000 which is inclusive of any other annual retainer or meeting fees otherwise normally paid to directors of the Corporation. Such fee is paid in quarterly installments in February, May, August and November of each year until the end of the term of the appointment on April 30, 1999. The fee will be increased to $212,180 in May 1998. In addition to such fee, Mr. Weeks is entitled to be reimbursed by the Corporation for reasonable out-of-pocket expenses incurred in his capacity as chairman upon presentation of an appropriate accounting to the Corporation. In the event Mr. Weeks should fail to be re-elected as a director of the Corporation or be removed as chairman of the board (for reasons other than willful misconduct or neglect) prior to the expiration of the term of the appointment, Mr. Weeks would be entitled to one half of the annual fees prorated for the remainder of the term. If Mr. Weeks should voluntarily resign as chairman of the board prior to the expiration of the term, he will forfeit all right to future payment under the agreement. In the event of the death or permanent and total disability of Mr. Weeks, any unpaid fees will be prorated to the date of death or permanent and total disability.

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                 RESTATED ARTICLES OF INCORPORATION TO INCREASE
                     THE NUMBER OF AUTHORIZED COMMON SHARES


         The Restated Articles of Incorporation (the "Articles") presently authorize 40,000,000 shares of Common Stock, no par value. As of January 1, 1998, 28,047,518 shares of Common Stock were issued and outstanding and 1,120,165 shares of Common Stock were reserved for issuance pursuant to the Corporation's benefit plans.

         Proposed Amendment. The board of directors is seeking approval of an amendment to the Articles to increase the number of authorized shares of Common Stock to 100,000,000 shares as set forth in the following shareholder resolution:

                 "RESOLVED, that the Restated Articles of Incorporation of this Corporation be amended by changing Article III so that, as amended, Article III, which sets forth the total authorized capital stock of this Corporation shall read as follows:

                 'The total authorized capital stock is:

                 1.       Common shares:           100,000,000 shares, no par value
                 2.       Preferred shares:          5,000,000 shares, no par value.'"

         Reason for Proposed Amendment. The proposed additional shares of Common Stock could be issued for any proper corporate purpose, including the acquisition of other businesses, the raising of additional capital for use in the Corporation's business, stock splits, the payment of stock dividends or other distributions in shares of stock, or in connection with employee stock incentive programs. While the Company currently has no understandings or commitments with respect to the issuance of the additional shares of Common Stock, it is considered advisable to have the authorization to issue such shares in order to enable the Company, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities without the delay and expense involved in calling a special shareholders meeting for such purpose.

         The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders. Holders of Common Stock have no preemptive rights to participate in any such issuance.

         If the proposed amendment to the Articles is approved, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as required by law, the Articles or the rules of the Nasdaq Stock Market or any stock exchange on which the Company's securities may then be listed. The Nasdaq Stock Market, on which the issued shares of Common Stock are listed, currently requires shareholder approval as a prerequisite to listing shares in certain limited circumstances.

         It should be noted that while the Corporation has no present plans to use the additional authorized shares of Common Stock for any particular purpose, the availability of additional shares of Common Stock could render more difficult or discourage a takeover attempt. For example, additional shares of Common Stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best interests of the Corporation, its shareholders and its constituencies or could be issued to increase the aggregate number of outstanding shares of Common Stock and thereby dilute the interest of parties attempting to obtain control of the Corporation. In connection with any issuance of shares of Common Stock, the board of directors is required to determine that such issuance would be in the best interests of the Corporation and its shareholders. It is possible that such shares could be sold with or without an option, on the part of the Corporation, to repurchase such shares, or on the part of the purchaser, to put such shares to the Corporation. If used to render more difficult or to discourage a takeover attempt, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person seeking to obtain control of the Company or (ii) to assist incumbent management in retaining its present position. Such an attempt to acquire control is unlikely at the present time, however, in view of certain measures currently in place.

         Certain existing provisions of the Corporation's Articles and its Amended and Restated Bylaws (the "Bylaws") may under certain circumstances have anti-takeover effects. The provisions in the Articles (i) provide that that board of directors shall consist of three classes of directors, each class serving a staggered three year term; (ii) provide for a two-thirds shareholder vote to amend, alter, add or repeal certain provisions in the Bylaws; (iii) provide that corporate actions may be taken without a shareholders' meeting if written consent setting forth such action is signed by the holders of at least two-thirds of the outstanding voting stock; and (iv) provide that in the absence of a two-thirds vote of the continuing directors approving the transaction, a business combination between the Corporation or a subsidiary and related person must comply with certain specified conditions including that the aggregate consideration per share be equal to the highest consideration previously paid by the related person or his affiliates for any shares; or in the alternative, the transaction must receive a favorable vote of at least two-thirds of the outstanding voting shares and a majority of the shares held by other than such related person. The provisions in the Bylaws (i) permit shareholders' meetings to be called by shareholders only upon the request of the holders of at least two-thirds of the outstanding shares entitled to vote;
(ii) permit a director to be removed from office only for cause upon the favorable vote of the holders of at least two-thirds of the votes entitled to be cast; and (iii) require any shareholder intending to make a nomination at an election meeting to provide specific information regarding the proposed nominees to the Secretary at least ninety (90) days in advance of the meeting. None of these Articles or Bylaws provisions may be altered or amended without the affirmative vote of at least two-thirds of the votes entitled to be cast unless the amendment is recommended by more than 75% of the directors.

         In addition, the board of directors of the Corporation adopted a share purchase rights plan on July 20, 1990 which may under certain circumstances have anti-takeover effects. Specifically, on July 20, 1990, the board of directors declared a dividend distribution of one Right for each outstanding share of Common stock of the Corporation. Each Right entitles the registered holder to purchase from the Corporation under certain circumstances one one-hundredth of a share of Series A Preferred Stock at a price of $75 per one one-hundredth of a share, subject to adjustment to prevent dilution. In the event any person or group acquires 15% or more of the outstanding shares of Common Stock or if certain other events occur involving a potential change-in-control of the Corporation, each Right will entitle the registered holder (other than such acquiror) to purchase, for the $75 exercise price, shares of Common Stock having a market value of $150.

         The Corporation is also subject to Chapter 7B of the Michigan Business Corporation Act which provides that "control shares" of the Corporation acquired in a "control share acquisition" have no voting rights except as granted by the shareholders of the Corporation.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION. A majority of shares outstanding and entitled to vote at the meeting is required to approve the proposal. Consequently, abstentions and broker non-votes will have the same effect as a vote against the proposal.

                               EXECUTIVE OFFICERS

     The following information is provided for those officers currently designated as executive officers by the Corporation's Board of Directors and includes the President, Chief Financial Officer, Controller, and Secretary of the Corporation, officers of the Corporation who are in charge of principal business units, divisions or functions, and officers of the Corporation or its subsidiaries who perform significant policy making functions for the Corporation.



                                                           YEAR BECAME
                                                           EXECUTIVE OFFICER OF
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE   THE CORPORATION

Richard T. Albee       54  Executive Vice President of                      1996
                           Citizens Bank (December 1997
                           to present); Senior Vice
                           President of Citizens Bank
                           (April 1994 to present).
                           Also served as President of
                           former subsidiary bank of the
                           Corporation which was
                           consolidated with Citizens
                           Bank (January 1988 to April
                           1994).

Daniel E. Bekemeier    41  Senior Vice President and                        1996
                           Controller of Citizens Bank
                           (April 1995 to present); Vice
                           President and Controller of
                           Citizens Bank (September 1989
                           to April 1995).

Nicholas J. Cilfone    47  Senior Vice President of                         1985
                           Corporation (August 1988 -
                           present); Executive Vice
                           President of Citizens Bank
                           (June 1996 to present).  Also
                           served as Executive Vice
                           President of former
                           subsidiary bank of the
                           Corporation which was
                           consolidated with Citizens
                           Bank (October 1991 to June
                           1996).

Gary O. Clark          56  Executive Vice President of                      1986
                           Corporation (July 1986 -
                           present); President and Chief
                           Executive Officer, Citizens
                           Bank - Illinois, N.A.
                           (February 1994 - present);
                           Senior Executive Vice
                           President, Chief Operating
                           Officer and Senior Credit
                           Officer of Citizens Bank
                           (October 1991 - February
                           1994).

Gary P. Drainville     48  Executive Vice President of                      1985
                           Corporation and of Citizens
                           Bank (December 1993 -
                           present); Director of Human
                           Resources of Corporation and
                           of Citizens Bank (December
                           1985 - June 1996); Senior
                           Vice President of Corporation
                           and of Citizens Bank
                           (December 1985 - December
                           1993)

                                                           YEAR BECAME
                                                           EXECUTIVE OFFICER OF
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE   THE CORPORATION

John W. Ennest         55  Vice Chairman of the Board of            1983
                           Corporation (October 1991 -
                           present); Chief Financial
                           Officer and Treasurer of
                           Corporation (July 1994 -
                           present); Vice Chairman of
                           the Board and Chief Financial
                           Officer of Citizens Bank
                           (June 1996 to present)
                           Chairman of the Board,
                           Citizens Bank - Illinois,
                           N.A. (August 1992 - present);
                           Chief Executive Officer,
                           Citizens Bank - Illinois,
                           N.A. (August 1992 - February
                           1994).

Thomas W. Gallagher    45  Senior Vice President of                 1989
                           Corporation (July 1993 -
                           present); General Counsel of
                           Corporation (August 1988 -
                           present); Secretary of
                           Corporation (January 1989 -
                           present); Senior Vice
                           President and General
                           Counsel, Citizens Bank
                           (August 1988 - Present).

Wayne G. Schaeffer     51  Executive Vice President of              1987
                           Corporation (December 1993 -
                           Present); Chief Financial
                           Officer and Treasurer of
                           Corporation (August 1988 -
                           July 1994); Senior Vice
                           President of Corporation
                           (August 1988 - December
                           1993);President - Flint,
                           Citizens Bank (June 1996 to
                           Present); Senior Executive
                           Vice President and Chief
                           Operating Officer, Citizens
                           Bank (July 1994 - June 1996);
                           Chief Financial Officer,
                           Citizens Bank (December 1985
                           - July 1994); Executive Vice
                           President, Citizens Bank
                           (December 1993 - July 1994).

Thomas C. Shafer       39  Executive Vice President of              1996
                           Citizens Bank (June 1996 to
                           present); Senior Vice
                           President of Citizens Bank
                           (November 1994 to June 1996);
                           City President, Michigan
                           National Bank - Flint (April
                           1992 to November 1994)


James M. VanTiflin     50  President - Saginaw, Citizens            1996
                           Bank (June 1996 to present);
                           President and Chief Executive
                           Officer of former subsidiary
                           bank of the Corporation which
                           was consolidated with
                           Citizens Bank (February 1995
                           to June 1996); Executive Vice
                           President of Citizens Bank
                           (August 1992 to February
                           1995).

                                                           YEAR BECAME
                                                           EXECUTIVE OFFICER OF
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE   THE CORPORATION

Robert J. Vitito       55  President and Chief Executive        1986
                           Officer of Corporation (April
                           1996 to present); President
                           and Chief Administrative
                           Officer of Corporation (July
                           1994 - April 1996); Executive
                           Vice President of Corporation
                           (July 1986 - July 1994);
                           Chairman, President and Chief
                           Executive Officer of Citizens
                           Bank (May 1996 to Present);
                           also served as Chairman of
                           the Board of former
                           subsidiary bank of the
                           Corporation which was
                           consolidated with Citizens
                           Bank (January 1987 to June
                           1996)

Jack S. Werner         50  President - Bay City/Midland,        1996
                           Citizens Bank (June 1996 to
                           present).  Also served as
                           Chairman and Chief Executive
                           Officer of former subsidiary
                           bank of the Corporation which
                           was consolidated with
                           Citizens Bank (May 1991 to
                           June 1996).






     Citizens Bank and Citizens Bank - - Illinois, N.A. are wholly-owned subsidiaries of the Corporation.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers during 1997 (the "Named Officers") of the Corporation (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1995, 1996, and 1997:

                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION              LONG TERM
          NAME AND PRINCIPAL                                                               COMPENSATION
              POSITION                                                                                              ALL OTHER
                                           YEAR        SALARY ($)        BONUS ($)            OPTIONS/           COMPENSATION(2)($)
                                                                                            SARS(#)(1)
           Robert J. Vitito                  1997         313,000       168,859              110,667                  22,418
           President and Chief               1996         278,273       143,882               92,433                  20,419
               Executive Officer             1995         241,442       112,864               77,625                  19,916

           John W. Ennest                    1997         252,850        94,870               66,580                  23,596
           Vice Chairman, Treasurer          1996         243,148        72,754               55,533                  20,419
               and Chief Financial           1995         234,414        90,442               75,873                  19,982
               Officer

           Wayne G. Schaeffer                1997         157,000        70,156               39,870                   7,764
           Executive Vice President          1996         141,476        59,778               31,222                   7,653
                                             1995         127,229        55,688               35,377                   5,994

           Gary O. Clark                     1997         173,000        38,341               26,104                  10,396
           Executive Vice President          1996         164,377        28,216               27,517                  10,084
                                             1995         160,975        35,874               19,747                  17,071

           James M. VanTiflin                1997         145,196        56,765               16,200                   6,462
           President - Saginaw,              1996         132,490        48,369               13,050                   6,138
              Citizens Bank                  1995         126,601        34,936               11,250                   5,721



(1)The numbers of options have been adjusted to reflect the 3-for-2 stock split paid on November 18, 1997 to shareholders of record on October 27, 1997.

(2)The amounts set forth in the "All Other Compensation" column for 1997 represent: (i) contributions of $7,125 to the Corporation's Amended and Restated Section 401(k) Plan on behalf of each of the Named Officers (except Mr. VanTiflin for which the contribution totaled $6,119) to match 1997 pre-tax elective deferral contributions (included under Salary) made by such individuals to the Plan; (ii) insurance payments with respect to term life insurance as follows: Mr. Vitito $2,093, Mr. Ennest $3,271, Mr. Schaeffer $639, Mr. Clark $3,271 and Mr. VanTiflin $343; and (iii) $13,200 paid to Messrs. Vitito and Ennest for services as a director of the Corporation.

STOCK OPTION GRANTS

         The following table contains information concerning the grant of stock options under the Corporation's Third Amended Stock Option Plan (the "Option Plan") to the Named Officers during 1997:

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                         INDIVIDUAL GRANTS


                                        NUMBER OF       % OF TOTAL                                       POTENTIAL REALIZABLE
                                        SECURITIES       OPTIONS/                                       VALUE AT ASSUMED ANNUAL
                                        UNDERLYING         SARS                                          RATE OF STOCK PRICE
                                         OPTIONS        GRANTED TO       EXERCISE OR                       APPRECIATION
                                          /SARS        EMPLOYEES IN      BASE PRICE     EXPIRATION              FOR
                      NAME              GRANTED(#)(1)  FISCAL YEAR       ($/SH)(1)         DATE             OPTION TERM(2)
                                                                                                         5%($)         10%($)
                   R.J. Vitito             73,500(3)      13.17%            21.83        05/29/2007    1,009,218    2,557,559
                                           37,167(4)       6.66%            21.33        06/09/2002      219,062      484,070

                   J.W. Ennest             29,100(3)       5.22%            21.83        05/29/2007      399,568    1,012,584
                                           37,480(4)       6.72%            22.00        06/09/2002      227,810      503,402

                   W.G. Schaeffer          25,050(3)       4.49%            21.83        05/29/2007      343,958      871,658
                                           14,820(4)       2.66%            22.00        06/09/2002       90,078      199,050

                   G.O. Clark               7,500(3)       1.34%            21.83        05/29/2007      102,981      260,975
                                           18,604(4)       3.33%            21.17        06/09/2002      108,795      240,409

                   J.M. VanTiflin          16,200(3)       2.90%            21.83        05/29/2007      222,439      563,707

_______________________
(1)The numbers of shares and exercise prices have been adjusted to reflect the 3-for-2 stock split paid on November 18, 1997 to shareholders of record on October 27, 1997.

(2)Such "potential realizable values" represent the value of such options at the end of their term, assuming a 5% and 10% appreciation in the price of the Common Stock compounded annually over the term without discounting for inflation. The actual value of such options is dependent upon actual appreciation in the market price of the Common Stock during the term of the options.

(3)These stock options are non-qualified stock options granted pursuant to the Option Plan. The options are exercisable in whole or in part during the term thereof once vested, beginning November 29, 1997. Generally such options become vested on a graduated basis in accordance with a pre-determined option vesting schedule which is based upon a rolling average 4 quarter return on average assets ratio ("ROA") for the Corporation with a minimum vesting of 10% upon the Corporation's achieving a 1.09% ROA and a 100% vesting upon the Corporation's achieving an ROA of 1.25%.

(4)These stock options are non-qualified stock options which were automatically granted as reload options pursuant to the provisions of the Performance Partnership Program ("PPP") of the Corporation which was established under the Option Plan. Under the PPP, initial grants of non- qualified stock options ("Initial Grants") were made to such participants in 1992 in connection with their agreement to participate in the

PPP. The provisions of the PPP required a participant to contribute currently owned shares of Common Stock to the PPP, and to subject such shares together with shares subsequently acquired under the PPP to certain transfer restrictions. Under the PPP, the vested portion of the Initial Grant would be automatically exercised by the administrator pursuant to an automatic stock-for-stock exchange procedure utilizing the shares then credited to the participant's account, provided that the spread between the exercise price and the fair market value of the Common Stock at such time resulted in a gain of at least a specified number of shares and at least six months and one day had lapsed since the last such exercise. Each time a portion of the Initial Grant or a subsequently granted reload option was exercised, a participant would automatically receive an additional reload option to purchase a number of shares equal to the number of shares received upon exercise less the number of shares realized as a gain from the transaction. Reload options became fully exercisable six months after grant and have an exercise price equal to the fair market value per share of Common Stock on the date the reload option was granted. The "reload option" feature of the PPP was discontinued by the compensation and benefits committee effective June 30, 1997. Such action had the effect of causing all participation in the PPP to cease.

OPTION/SAR EXERCISES AND HOLDINGS

         The following table provides information, with respect to the Named Officers, about the exercise of options and/or SARs during the last fiscal year, and the unexercised options and SARs held as of the end of the fiscal year:

                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                        SHARES                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                     ACQUIRED ON       VALUE           OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                        NAME           EXERCISE       REALIZED                 YEAR END (#)           AT FISCAL YEAR END
                                                                   ------------------------------    --------- ---------------
                                         (#)            ($)                   EXERCISABLE              ($) EXERCISABLE
                   R.J. Vitito             52,809       341,073          216,334           59,190      3,770,731       811,502
                   J.W. Ennest             75,720       688,734          195,555           24,871      3,799,627       346,257
                   W.G. Schaeffer          15,969        24,991           93,634           20,869      1,740,577       288,495
                   G.O. Clark              22,638        87,899           74,730            7,425      1,421,749       105,018
                   J.M. VanTiflin           3,000        41,875           66,507           14,193      1,348,018       197,648

PENSION PLANS

         The following table shows the estimated annual pension benefits payable to the Named Officers at normal retirement age 1/ under the Corporation's qualified defined benefit pension plan, based on remuneration that is covered under the plan and years of service with the Corporation and its subsidiaries:

                               PENSION PLAN TABLE

                                                     YEARS OF CREDITED SERVICE
                                                     -------------------------
               REMUNERATION(2)
                                       15           20            25               30             35
                      $ 75,000      $ 16,000     $ 22,000        $ 27,000       $ 33,000       $ 38,000
                       115,000        27,000       36,000          45,000         54,000         64,000
                       155,000        38,000       51,000          63,000         76,000         89,000
                       195,000        49,000       65,000          81,000         98,000        114,000



__________________________________________
(1)Normal retirement age is the later of age 65 or the fifth anniversary of the participant's entry into the plan.

(2)The law in effect throughout calendar year 1997 limits remuneration considered for benefit purposes to $160,000. Messrs. Vitito, Ennest, and Clark have supplemental plans that pay benefits based upon earnings in excess of the pension plan limitations, which plans are described below.

         A participant's remuneration covered by the Corporation's pension plan is his or her "average monthly compensation," which is computed over the 60 consecutive months of the participant's last 120 months in which he or she received the greatest compensation, multiplied by 12 months. For this purpose, compensation is defined as the participant's base salary, exclusive of bonuses, overtime, and fringe benefits, but includes the participant's 401(k) salary reduction contributions. Covered remuneration for the named executives as of the end of the last calendar year is $160,000 for Messrs. Vitito, Ennest, Schaeffer, and Clark, and $150,780 for Mr. VanTiflin. The estimated credited years of service for each named executive is as follows: Mr. Vitito, 30; Mr. Ennest, 15; Mr. Schaeffer, 14; Mr. Clark, 23; and Mr. VanTiflin, 23. Benefits are computed as a straight single life annuity beginning at normal retirement age and are not subject to offset for social security or other benefits.

         The Corporation has an agreement with each of Mr. Vitito, Mr. Ennest and Mr. Clark which provides that they shall be entitled to receive a retirement benefit at age 65 equal to 60%, 50% and 55%, respectively, of their average annual base salary over the consecutive 60-month period in which they received the highest compensation during their final 120 months of employment with appropriate percentage reductions in the event of retirement before age
65. That portion of the retirement benefit not covered by the Corporation's pension plan and social security are covered by a supplemental retirement benefits plan. Under the combined plans, the estimated annual benefits payable to Mr. Vitito, Mr. Ennest and Mr. Clark upon retirement at age 65 would be approximately $263,638, $198,787 and $141,873, respectively.

CHANGE-IN-CONTROL AGREEMENTS

         The Corporation has entered into change-in-control agreements with each of the Named Officers. Each agreement provides severance benefits to the Named Officer if there is a change-in-control of the Corporation and the Named Officer's employment with the Corporation is actually or constructively terminated within twenty-four (24) months thereafter. A "change-in-control" of the Corporation is generally defined as the acquisition by any person or group of 20% or more of the outstanding Common Stock in a transaction which has not been approved by a majority of the board of directors, a liquidation or dissolution of the Corporation, a sale of substantially all of the assets of the Corporation, or a merger, consolidation or combination in which the Corporation is not the survivor or, under certain circumstances, a change in the majority of the members of the board of directors within a two-year period. A Named Officer's employment is deemed to have been constructively terminated following a change-in-control if (i) there is a significant reduction in the scope of the Named Officer's authority or in the extent of such Officer's powers, functions, duties or responsibilities, or (ii) there is a reduction in the Named Officer's rate of compensation, or (iii) fringe benefits are not provided to such Named Officer on a basis commensurate with other executives of the Corporation, or (iv) there are changes in the Named Officer's responsibilities which would require moving such Officer's job location outside of lower Michigan.

         Each Agreement continues until two years after a change-in-control of the Corporation and generally provides severance benefits of a lump-sum payment equal to two years salary and bonus plus medical, dental and life insurance coverage for a period of eighteen months. Further, each Agreement provides for additional payments to make the Named Officer whole, on an after-tax basis, for any excise tax imposed by Section 4999 of the Internal Revenue Code. Any Named Officer whose employment is terminated and who thereafter receives the benefits provided under such change-in-control agreement may not, for a period of twenty-four months following termination of employment, accept employment, consult for or otherwise assist any other financial institution which conducts business from a location within fifty (50) miles of any location of the Corporation or its subsidiary banks.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         The compensation and benefits committee of the board of directors of the Corporation (the "Committee") consists of five directors who are not employed by the Corporation and are not eligible to participate in any of the Corporation's benefit plans other than the Stock Option Plan for Directors. The following report is submitted by the Committee.

OVERVIEW AND PHILOSOPHY

         The Committee, pursuant to authority delegated by the board of directors of the Corporation, is responsible for determining and implementing compensation and benefit systems for executive officers and other employees of the Corporation. The Committee determines the annual salaries and other compensation for executive officers based upon recommendations from the Corporation's President and Chief Executive Officer, as well as information from the Corporation's Human Resources Department and independent outside consultants. The Corporation's Chairman provides input and recommendations with respect to the compensation of the Corporation's President and Chief Executive Officer. The Committee's determinations relating to executive compensation are intended to:

         * align the financial interests of the executive officers with the long-term interests of the Corporation's shareholders;

         * attract and retain high performing executive officers to lead the Corporation to greater levels of profitability; and

         * motivate executive officers to attain the Corporation's performance goals by placing a significant portion of such officers' financial reward at risk relative to achievement of Corporate goals.

         In furtherance of these objectives, the compensation package structured for the Corporation's executive officers has three primary components: base compensation (including salary, pension and welfare benefits and perquisites), annual cash awards under the Management Incentive Plan ("MIP") for performance during the previous year, and long term, stock-based compensation generally awarded under the Corporation's Third Amended Stock Option Plan (the "Option Plan").

BASE COMPENSATION

          Given the Committee's continuing emphasis on performance-based long-term and short-term compensation, base compensation for executive officers has been established by the Committee at competitive levels based upon information available to the Committee relating to compensation for corresponding executive positions at similarly situated financial institutions. Executive officer salaries are evaluated by the Committee on a periodic basis utilizing information from independent outside compensation consultants, the Corporation's Human Resources Department, and input from the Corporation's President and Chief Executive Officer. Input from the Corporation's Chairman is utilized with respect to the salary of the President and Chief Executive Officer. To determine the actual base salary for each executive officer, the Committee also takes into account individual performance, experience, and unique contributions or needs for certain expertise required by the Corporation.

         Base Compensation of Chief Executive Officer.

         The Committee reviewed Mr. Vitito's performance for 1996 in November of that year and awarded him a 5.56% merit increase effective January 1, 1997. In support of such increase, the Committee noted the operational and managerial efficiencies that have been brought about as a result of Mr. Vitito's initiative to consolidate the Corporation's Michigan banking franchise into a single bank and to rename the Corporation's Illinois banking franchise to provide a common identity with the Michigan Bank. With regard to such initiative, the Committee specifically noted that the product standardization, systems conversions and unified name for the Corporation's banks are expected to create operational and marketing efficiencies that should contribute substantially to the Corporation's performance going forward. Moreover, the Committee emphasized the effectiveness of the management and corporate governance structure developed and implemented by Mr. Vitito in connection with such consolidation to foster the community banking strategies strongly endorsed by the Board of Directors of the Corporation. Also in support of the January 1, 1997 increase, the Committee noted that the Corporation had achieved record earnings in 1996 while continuing to maintain strong credit quality.


MANAGEMENT INCENTIVE PLAN

         All of the Corporation's executive officers participate in the MIP. The MIP is designed to motivate participating officers of the Corporation and its subsidiaries to attain goals based upon net earnings of the Corporation and its subsidiaries and the achievement of individual objectives. The amount of an individual's MIP award is a function of (i) the midpoint of the salary range for the individual's position, (ii) the "participation rate" established by the Committee for the individual, (iii) the performance of the Corporation or the subsidiary for which the individual has or shares responsibility, and (iv) the extent to which the individual achieved agreed-upon objectives for the year. Each of these factors is described below.

         Midpoint of Salary Range and Participation Rate. As described under "Base Compensation," the Committee determines a salary range for each executive officer's position based upon competitive factors. Similarly, the Committee assigns a "participation rate" to each position based on the same factors ranging from 15% for lower level executive officers to 40% for the Chief Executive Officer. The participation rate multiplied by the midpoint of the individual's salary range is that individual's "Award Base" under the MIP, which is subject to adjustment based on Corporate and individual performance as described below.

         Corporate Performance. As a general practice under the MIP, no amounts will be awarded unless the Corporation's net earnings for the year equal or exceed: (i) 90% of the profit plan target approved by the Corporation's board of directors for that year, and; (ii) 100% of the previous year's earnings (the greater of these amounts is referred to as the "Threshold"). Nonrecurring expenses or income items affecting earnings are evaluated and may be excluded in the discretion of the Committee from the profit plan earnings calculation to the extent of management's inability to control such items. Earnings below the profit plan target, but higher than the Threshold, automatically reduce the Award Base while earnings above the profit plan target automatically increase the Award Base. For 1997, the Corporation's net operating earnings after excluding a one time third quarter special charge (discussed below) significantly exceeded 1996 earnings and slightly exceeded the 1997 profit plan target.

         Individual Objectives. Individual executive performance also affects the amount of a participant's individual award. Annually, each executive officer establishes objectives, subject to approval by the officer's supervisor. Depending upon the extent to which these objectives are achieved during the year, a participant will be eligible to receive from 0 to 150 percent of the Award Base, adjusted for Corporate performance as described above.


         Chief Executive Officer Award. Mr. Vitito received an award of $168,859 under the MIP for his 1997 performance on the same basis as the other executive officers. The primary individual MIP objective of Mr. Vitito was to have the Corporation's earnings reach the 1997 profit plan target. In evaluating performance of this objective, the Committee noted that after excluding from earnings the special third quarter charge attributable to the CB Financial Corporation acquisition and to the outsourcing of the Corporation's data processing systems (discussed below), the Corporation's operating earnings during 1997 exceeded any prior year in it's history and slightly exceeded the profit plan target for 1997. The second objective of Mr. Vitito was to complete, effective July 1, 1997, the acquisition of CB Financial Corporation and its three subsidiary banks headquartered in Jackson, St. Johns and Charlevoix, Michigan and to consolidate such banks with and into the Corporation's Michigan Bank. In evaluating performance of this objective, the Committee noted that the acquisition had been completed in a timely manner and that the acquired banks had been successfully and efficiently integrated into the Corporation's Michigan Bank with the operating costs of the acquired banks being reduced more rapidly than contemplated in the related acquisition analysis. Further, with regard to such objective, the Committee noted that on a combined basis, the three banks acquired have added approximately $826 million in additional assets to the Corporation's balance sheet, bringing the total asset base of the Corporation to approximately $4.4 billion at year-end. A third significant objective of Mr. Vitito under the MIP was to cause an analysis to be undertaken to determine whether the Corporation should outsource its data processing and computer operations and thereafter, if such a strategy were determined to be in the best interests of the Corporation, to oversee the selection process of choosing the most appropriate "strategic partner" to handle the Corporation's data processing and computer operations. In evaluating performance of this objective, the Committee noted the thoroughness of the overall process developed to study the proposal, the quality of the selection process for determining which company should become the Corporation's data processing "strategic partner" and once approved, the thoroughness in the development of the contractual understanding as between the Corporation and the strategic partner ultimately selected. The Committee concluded that Mr. Vitito had fully met the profit plan target for 1997, had successfully acquired and integrated the CB Financial Corporation banks with and into the operations of the Corporation's Michigan Bank, and had prudently overseen the data processing outsourcing project. Moreover, the Committee noted that the Corporation's Common Stock had a total return of approximately 69% for the year. Based upon the foregoing, the Committee determined that Mr. Vitito was entitled to 115% of his Award Base.

LONG-TERM STOCK-BASED COMPENSATION

         The Option Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, and stock appreciation rights, which increase in value as the value of the Common Stock increases. The purpose of these and similar long-term compensation arrangements is to more closely align the financial interests of executive officers and other key employees with the long-term interests of the Corporation's shareholders by linking a significant portion of their compensation directly to stock price growth or decline.

         In furtherance of such purpose, the Committee generally makes annual grants to executive officers of stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options vest and generally become exercisable as the Corporation's return on average assets increases in accordance with a vesting schedule pertaining to such option grants. The Committee has adopted option grant guidelines to reflect competitive practices of other similarly situated financial institutions.
These guidelines, implemented by the Committee with the assistance of the Corporation's outside compensation consultants, employ a modified Black-Scholes option valuation model to estimate the present value of long-term incentive compensation for corresponding executive positions at similarly situated and performing financial institutions. A similar analysis is performed to determine the comparative value of an option to be awarded under the Option Plan. Based upon this information and other information concerning compensation practices within the financial services industry, an appropriate participation rate for each of the executive officers in the Plan is assigned. The option grant size for each executive officer is then determined by dividing the product of the position's salary mid-point and participation rate by the current market price of Common Stock, subject to being increased or decreased by the Committee based upon its evaluation of the officer's individual performance.

         Other options received by the executive officers during 1997 were reload grants made automatically under the provisions of the PPP. All participation in the PPP terminated effective June 30, 1997 as a result of the Committee's determination to discontinue the "reload feature" of the PPP.


         Chief Executive Officer Long Term Compensation. Mr. Vitito received an option grant from the Committee in the amount of 73,500 shares during 1997 in accordance with the formula described above. Mr. Vitito also received 37,167 reload grants made automatically under the provisions of the PPP.

         Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Corporation's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

         The Committee does not believe that other components of the Corporation's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the
Section 162(m) restriction on deductibility.

HUGO E. BRAUN JR.                                   VICTOR E. GEORGE

LAWRENCE O. ERICKSON                                JAMES E. TRUESDELL JR.

KENDALL B. WILLIAMS

                               SHAREHOLDER RETURN

         Set forth below is a graph which summarizes the cumulative return experienced by the Corporation's shareholders over the past five years compared with the S&P 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index. Such presentation assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.


                            Cumulative Total Returns
                       Five Years Ended December 31, 1997

                 Value at Year End

                1992    1993    1994    1995    1996    1997
CITIZENS        $100    $133    $153    $169    $185    $313
KBW 50          $100    $106    $100    $160    $227    $332
S&P 500         $100    $110    $112    $153    $189    $252

                     COMPENSATION COMMITTEE INTERLOCKS AND
                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Hugo E. Braun Jr., Lawrence O. Erickson, Victor E. George, James E. Truesdell Jr., and Kendall B. Williams served on the compensation and benefits committee of the board of directors of the Corporation throughout the last completed fiscal year. None of these individuals are or have been employees of the Corporation.

         Committee member Braun is a partner in the law firm of Braun Kendrick Finkbeiner which rendered legal services during 1997 to the Corporation's Michigan banking subsidiary, Citizens Bank. Citizens Bank plans to employ this firm for additional services in 1998.

OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

         During 1997 the banking subsidiaries of the Corporation had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

         During 1997, the firm of Winegarden, Shedd, Haley, Lindholm & Robertson, of which director William C. Shedd is a partner, rendered legal services to Citizens Bank. Citizens Bank expects to employ this firm for additional services in 1998.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Corporation's directors, executive officers, and any persons holding more than 10% of the Common Stock (collectively, the "Reporting Persons") are required to report their ownership of the Common Stock and any changes in that ownership to the Commission and to the Nasdaq Stock Market ("Nasdaq"). Specific due dates for these reports have been established and pursuant to applicable rules, the Corporation is required to report in its proxy statement any failure to file by these due dates. Based on corporate records and certifications received from the Reporting Persons, all required reports of Reporting Persons have been timely filed with the Commission and the Nasdaq. In making these statements, the Corporation has relied on the written representations of its directors, executive officers, and its principal shareholder, and on copies of the reports that such persons have filed with the Commission.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         In 1997, Ernst & Young LLP, performed audit and audit related services for the Corporation and its subsidiaries which included examination of the consolidated financial statements of the Corporation, and consultation with the Corporation and its subsidiaries on accounting and reporting matters. Upon recommendation of the audit committee, the board of directors has again selected Ernst & Young LLP, as independent auditors. Representatives of Ernst & Young LLP, will attend the annual meeting, will have an opportunity to make a statement, and will be available to answer questions that may be asked by shareholders.


                             SHAREHOLDER PROPOSALS

         Any proposal by a shareholder of the Corporation to be considered for inclusion in the proxy statement for the 1999 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 16, 1998.


                                 ANNUAL REPORTS

         Appendix A to this proxy statement contains the information required to be included in an annual report pursuant to the rules of the Commission, including audited financial statements, management's discussion and analysis of financial condition, and results of operations and five year selected financial data. Upon request, the Corporation will provide without charge a copy of its annual report on Form 10-K.


                                 OTHER MATTERS

         The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                               CITIZENS BANKING CORPORATION


                                               Thomas W. Gallagher
                                               Senior Vice President, General
                                               Counsel and Secretary


Flint, Michigan
March 16, 1998

                                 (FRONT OF CARD)

                          CITIZENS BANKING CORPORATION
                                FLINT, MICHIGAN


                        PROXY BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 1998

  The undersigned shareholder of Citizens Banking Corporation (the "Corporation") hereby appoints Victor E. George and Edward P. Abbott or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held in the Carriage Hall Room of the Riverfront Hotel, One Riverfront Center West, Flint, Michigan, on Tuesday April 21, 1998, at 10:00 a.m. local time, and at any adjournments thereof, and upon the matters referred to on the reverse side of this proxy, all of which are being proposed by the Corporation, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated March 16, 1998 is unable to serve or, for good cause, will not serve. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED AND FOR THE PROPOSAL LISTED ON THE REVERSE SIDE OF THIS PROXY.

  For participants in the Corporation's Amended and Restated Section 401(k) Plan ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 16, 1998 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                                 (BACK OF CARD)

                                                          Please mark
                                                          your votes as
                                                          indicated in   [x]
                                                          this example


1.  ELECTION OF DIRECTORS         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                  EACH OF THE NOMINEES LISTED.

   For all nominees   Withhold    Class III (three year term): Stephen J.
   listed (except as  Authority   Lazaroff, William F. Nelson Jr., William C.
   marked to the      as to all   Shedd, James E. Truesdell Jr., Charles R.
   contrary)          nominees    Weeks and Kendall B. Williams.
                      listed      TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                                  NOMINEE, DRAW A LINE THROUGH THE NOMINEE'S
                                  NAME.
     [ ]                [ ]


2. Proposal to amend Article III of the Corporation's Restated Articles of Incorporation to increase the total authorized common shares from 40,000,000 shares without par value to 100,000,000 shares without par value.

                        FOR      AGAINST      ABSTAIN

                        [ ]        [ ]          [ ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Personal Representative, Administrator, Trustee or Guardian, please give full title as such. If signing on behalf of a corporation please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

                                 Dated: _________________________________, 1998.

                                 _______________________________________________
                                                    Signature

                                 _______________________________________________
                                              Signature if held jointly